Alaska Communications Systems Announces Closing of New $470 Million Senior Credit Facility

ANCHORAGE, Alaska, October 21, 2010 (BUSINESS WIRE) — Alaska Communications Systems Group, Inc. (“ACS”) (Nasdaq:ALSK) today announced the closing of the refinancing of its existing first lien term loan. In connection with the refinancing, ACS entered into a new $440 million first lien term loan maturing October 21, 2016, together with a $30 million revolving credit facility maturing October 21, 2015. ACS used proceeds of the new term loan to pay off its outstanding $426 million term loan and to pay closing costs and other expenses related to the transaction, with the remaining proceeds of approximately $2 million plus cash on hand available for unwinding its existing out-of-the-money interest rate swap agreements. Pricing on the new term loan was set at LIBOR plus 4.0 percent with a LIBOR minimum of 1.5 percent, and sold at $99 per $100 of principal amount.

The Company’s Chief Financial Officer, David Wilson, stated, “We are delighted to have taken full advantage of a suitable financing window in the credit markets to extend the maturity profile of our term loan by six years and to put in place a new five-year revolving credit agreement at highly competitive rates. Notably, with the extinguishment of our current out-of-the-money interest rate swaps anticipated to occur ahead of year-end, the annual recurring cash cost of our new debt structure is expected to be lower than 2009 levels.”

About Alaska Communications

Headquartered in Anchorage, Alaska Communications Systems Group, Inc. (NASDAQ: ALSK), through its subsidiaries, provides Alaska Communications services and is Alaska’s leading provider of broadband and other wireline and wireless solutions across businesses and consumers. The Alaska Communications wireline operations include the state’s most advanced data networks and the most diverse undersea fiber optic system connecting Alaska to the contiguous United States. The company’s wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, Alaska Communications seeks to drive top and bottom-line growth, while continually improving the customer experience and cost structure through process improvement. More information can be found on the company’s website at www.alaskacommunications.com or at its investor site at www.alsk.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS’ control. Such factors are, without limitation, adverse national economic conditions, including continuing disruption in the U.S. capital markets, adverse local economic conditions, including an unexpected downturn in the Alaskan oil and gas or tourism markets, changes in capital expenditures, or other factors affecting the company’s ability to generate sufficient earnings and cash flows to continue to make dividend payments to its stockholders; the company’s ability to complete, manage, integrate, market, maintain, and attract sufficient customers to the products and services it may derive from its undersea cables; adverse changes in labor matters, including workforce levels and labor negotiations; disruption of our suppliers’ provisioning of critical products or services; the impact of natural or man-made disasters; changes in company’s relationships with large carrier or enterprise customers or its roaming partners; changes in revenue from Universal Service Funds; unforseen changes in public policies; changes in accounting policies, including the Company’s application of regulatory accounting rules, which could result in an impact on earnings; or disruptive technological developments in the telecommunications industry. For further information regarding risks and uncertainties associated with ACS’ business, please refer to the company’s SEC filings, including, but not limited to, the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q. Copies of the company’s SEC filings may be obtained by contacting its investor relations department at (907) 564-7556 or by visiting its investor relations website at www.alsk.com.

Alaska Communications Investors:
David Wilson, Chief Financial Officer, 907-564-7556
investors@acsalaska.com

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